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                        [LETTERHEAD OF MONTGOMERY WARD]

                                                                EXHIBIT 10.(xiv)


                                 CONFIDENTIAL
                                 ------------


April 1, 1997


Spencer H. Heine
1141 Carberry Circle
Inverness, Illinois 60067

Dear Spencer:

This letter confirms our offer to you to remain Executive Vice President, General Counsel and President Montgomery Ward properties for Montgomery Ward with continuing responsibility for all Legal and Real Estate activities for the Company. Additionally, you will remain the Corporate Secretary. You will report to Burnie Donoho, Vice Chairman and Chief Operating Officer and continue to serve as a member of the Montgomery Ward Executive Committee under this Agreement. Your compensation plan will include the following:

     1.)  Base salary of $400,000 annually, paid semi-monthly.

     2.) Target bonus on the Performance Management Plan of $125,000. Based upon the achievement of superior performance against specific objectives for the year, you have the opportunity to earn up to 150% of your target bonus. For fiscal 1997, your target bonus of $125,000 will be guaranteed.

     3.) You will receive a one-time payment of $400,000 within 10 days of your signing this agreement in exchange for your waiver of the diminution of your position when you were removed from the Board of Directors in January, 1997. Upon receipt of this payment, you will waive your ability to elect a two year severance option due to any act through this date. This payment is also consideration for your waiver of all future rights under the Montgomery Ward Change of Control Security Plan dated March 1, 1996. This letter will constitute our new Agreement.

     4.) You will continue to participate in the senior officer perquisites, including; financial counselling, tax assistance, executive medical, and annual physical examination. You will also participate in any new benefits, retention, and perquisite plans that are implemented for the Executive Committee members as a group.


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Spencer H. Heine
April 11, 1997
Page 2


     5.) When the new Stock Option Plan is approved, (or as soon as possible using the current plan if the new plan is not approved by the Board) you will receive a stock option for 225,000 shares of Montgomery Ward Holding stock at the 1997 fair market value as of December 29, 1996. These options will vest as follows:

                            75,000 - April 1, 1998
                            75,000 - April 1, 1999
                            75,000 - April 1, 2000

          All stock options in point 5 are subject to the Stockholder's Agreement which govern the Stock Option Plan at the time they are granted. (A copy of the current 10-Q and latest Prospectus are included).

     6.) If Montgomery Ward initiates a separation of your employment prior to April 1, 2000 for any reason other than "Cause" as defined below, you will receive:

               A) Your base salary for twenty-four months. After April 1, 2000, you will participate in the normal Senior Officer Severance Plan that exists as of that date.

               B) The continuation of the vesting of your stock and stock options through April 1, 2000.


          "Cause" shall mean (i) your willful failure to substantially perform your duties hereunder, (ii) your willful failure to follow a written, lawful order or written directive from the Board of Directors or Chief Executive Officer of the company, or (iii) your conviction of any kind of felony or any misdemeanor involving moral turpitude. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless such act, or failure to act by you was not in good faith and was without reasonable belief that your action or omission was in the best interest of the Company.
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Spencer H. Heine
April 11, 1997
Page 3



          In the event of a Change of Control where the Company is sold to a third party you may elect to leave the Company upon thirty (30) days written notice to the Chairman and Chief Executive Officer. If you elect this separation reason, you will receive one year's base salary in a lump sum. All stock and stock options will vest in accordance with the normal terms of the Stockholder's Agreement and will not be accelerated. You must elect this option within thirty (30) days of the Change of Control or it will terminate as an option to you.

          If you voluntarily leave Montgomery Ward, or are separated for "Cause", you will receive no severance payments, nor will your stock continue to vest beyond your separation date.

I am happy that you are remaining with Montgomery Ward. If you are in agreement with this letter, please sign below and return it to me whereupon it will become our binding agreement. I am certain that your experience and knowledge of the Company will be a valuable asset to us as we move forward and improve Montgomery Ward's performance. I look forward to working together to meet our goals.

Sincerely,


/s/ Roger V. Goddu

Roger V. Goddu
Chairman & C.E.O.
Montgomery Ward


cc: Bob Kasenter


                                                   /s/ Spencer H. Heine
                                                   -----------------------------
                                                       Spencer H. Heine

                                                          4/13/97
                                                   -----------------------------
                                                       Date